Exhibit 10.30

AMENDMENT TO
OFFICE DEPOT, INC.
AMENDED LONG-TERM EQUITY INCENTIVE PLAN

THIS AMENDMENT is hereby made and entered into as of the 17th day of February, 2005, by OFFICE DEPOT, INC. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company adopted the Office Depot, Inc. Amended Long-Term Equity Incentive Plan (the “Plan”) effective October 1, 1997, as last amended effective April 25, 2002; and

WHEREAS, the shareholders previously approved the Plan; and

WHEREAS, the Company now desires to amend the Plan pursuant to Section 21 of the Plan, in the manner hereinafter provided; and

WHEREAS, the Board of Directors of the Company, upon recommendation of the Compensation Committee of the Board, has acted to amend the Plan, effective on the date hereof;

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the Plan is hereby amended as follows:

1.

Section 14 of the Plan is hereby amended as follows:

(a) by deleting the first paragraph of Section 14 in its entirety and substituting the following in lieu thereof, effective February 17, 2005:

“The Committee may at any time and from time to time grant Shares of restricted stock under the Plan to such participants and in such amounts as it determines. Each grant of restricted stock shall specify the applicable restrictions on such Shares, the duration of such restrictions (which shall be at least 3 years subject to partial vesting at the end of year 1 and any time thereafter, except as otherwise provided in the second paragraph and the fourth paragraph of this Section 14), and the time or times at which such restrictions shall lapse with respect to all or a specified number of Shares that are part of the grant.”

(b) by adding a new second paragraph to said Section 14, as follows:

“Notwithstanding the provisions of the first paragraph of this Section 14, in order to implement a program (the 2005 Officer Retention Program, herein referred to as the “Program”) which the Committee and the Board have determined as necessary to incentivize the Company’s officers to remain with the Company during a period of transition to a new Chief Executive Officer during the Company’s fiscal year 2005, the Committee is hereby authorized to issue restricted stock to officers of the Company in connection with the Program, with such restricted stock having a duration of restriction of at least 31 months, subject to partial vesting on the earlier of six months following the first day of employment of a new Chief Executive Officer for the Company, or October 3, 2005 and at any time thereafter. The grant hereby authorized in order to implement the Program is deemed to be a special grant of authority, required in order to meet a specific need of the Company, and is intended to be a specific amendment of the Plan for this specifically identified purpose.”

2.

Except as hereby modified, the Plan shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Company has executed this Amendment as of the day and year first written above.

OFFICE DEPOT, INC.
By:	/s/ DAVID C. FANNIN
David C. Fannin
Executive Vice President & General Counsel Secretary of the Company